Exhibit 28(i)

April 25, 2025

Davis Series, Inc.

2949 East Elvira Road, Suite 101

Tucson, Arizona 85756

Ladies and Gentlemen:

We have acted as counsel for Davis Series, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest in certain series of the Company designated as Davis Opportunity Fund, Davis Financial Fund, Davis Real Estate Fund, Davis Appreciation & Income Fund, Davis Government Bond Fund, and Davis Government Money Market Fund (collectively the “Shares”) in registration statement No. 2-57209 on Form N-1A (the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Articles of Incorporation and Bylaws of the Company, actions of the Board of Directors authorizing the issuance of Shares and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have advised us that the Company will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Company during each fiscal year during which such registration of an indefinite number of Shares remains in effect. You have also informed us that the Shares will be sold in accordance with Section 5(b) of the Act.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Articles of Incorporation and the actions of the Board of Directors authorizing the issuance of the Shares, and the receipt by the Company of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP